Exhibit 10.9

Loan and Investment Agreement dated March 15, 2015

By and between

Blue Sphere Corp.

and

Ori Ackerman

Set forth below are the terms and conditions of the loan and investment agreement between the above-mentioned parties.

1. Ori Ackeman shall lend $220,000 (the “Loan”) to Blue Sphere Corp (the “Company”) by transferring the NIS-equivalent of $200,000 to the order of the Company.

2. Reserved.

3. $20,000 shall be withheld and considered a payment of interest in advance.

4. The Loan will not bear any additional interest.

5. The principal of the Loan shall be repaid within three business days after the Company receives revenue from either its Rhode Island, Charlotte or Italian projects, but, in any event, not before July 31, 2015.

6. Shlomi Palas, CEO of the Company, personally guarantees repayment of the Loan.

7. Ori Ackerman hereby agrees to purchase $220,000 in outstanding convertible notes of the Company provided that the Company (provided that the Company purchases 50% of any such notes for its own account.

8. In the event that the Company’s Rhode Island projects closes, the Company may purchase additional outstanding convertible notes and Ori Ackerman shall have an option to purchase up to an additional $220,000 of such notes.

/s/ Shlomi Palas

/s/ Ori Ackerman